SECURITIES AND EXCHANGE COMMISSION
                          Washington, D. C.   20549

                             _________________


                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)   September 16, 1994
                                                   ___________________


                              EXXON CORPORATION
______________________________________________________________________
              (Exact name of registrant as specified in charter)




New Jersey                         1-2256                   13-5409005
______________________________________________________________________
(State or other                  (Commission             (IRS Employer
jurisdiction of incorporation)   file number)      (Identification No.)




225 E. John W. Carpenter Freeway, Irving, Texas             75062-2298
______________________________________________________________________
(Address of principal executive offices)                    (Zip Code)




Registrant's telephone number, including area code      (214) 444-1000
                                                        ______________


Item 5:  Other Events


As previously reported, a number of lawsuits, including class actions, have been brought in various courts against Exxon Corporation and certain of its subsidiaries relating to the release of crude oil from the tanker Exxon Valdez in 1989. Most of these lawsuits seek unspecified compensatory and punitive damages; several lawsuits seek damages in varying specified amounts. The claims of many individuals have been dismissed or settled.

Civil trial in the United States District Court for the District of Alaska for most of the remaining actions commenced on May 2, 1994.
On June 13, 1994, at the conclusion of the first of four phases of the trial, the jury determined that the defendants acted recklessly and therefore could be liable for punitive damages. On September 16, 1994, the jury returned a verdict in phase III of the trial that provides a punitive damage award of $5 billion to a class composed of all persons and entities seeking punitive damages from the corporation as a result of the Exxon Valdez grounding. This award is not a final judgment; it is subject to review and possible modification by the District Court and by appellate courts. The corporation believes that this award is unjustified and should be set aside or substantially reduced by the District Court or appellate courts. The corporation intends to pursue all means of recourse available to it. As the United States Supreme Court observed in a 1994 decision, many punitive damage awards have been reduced or reversed by the courts.

On August 11, 1994, the jury returned a verdict in phase II-A of the trial finding that fisher plaintiffs were damaged in the amount of $286.8 million. This award is subject to a number of adjustments by the District Court, including a reduction to reflect payments already made by the corporation to many of these plaintiffs, and possibly to additional legal proceedings.

On July 25, 1994, an agreement with counsel for the Alaska Native class was announced providing for a partial settlement of the Native class claims arising from the Exxon Valdez oil spill. If approved by the District Court, this partial settlement will require the corporation to pay $20 million to resolve the Native class claims for replacement cost of lost subsistence harvests resulting from the oil spill. Those claims had been scheduled to be tried in phase II-B of the trial.

Phase IV will be a separate proceeding or series of proceedings to deal with certain claims for compensatory damages not addressed in prior phases. The timing and scope of this phase have yet to be finalized. At present, these claims total approximately $200 million, which the corporation believes is far in excess of their value.

Trial in Alaska state court for damages to certain lands commenced on June 20, 1994 and is expected to conclude in September, 1994. The claims in this trial total approximately $120 million, which the corporation believes is far in excess of their value. There are a number of additional cases pending in Alaska state court that are not yet set for trial.

The ultimate cost to the corporation from these lawsuits is not possible to predict and may not be resolved for a number of years.



                                  SIGNATURE



    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                EXXON CORPORATION

                                BY                W. B. Cook
                                  _____________________________________
                                  W.B. Cook, Vice President, Controller
                                  and Principal Accounting Officer


Date:  September 21, 1994